Results of Written Consent of Shareholders of the Frontier Emerging Markets Portfolio

In April 2009, Harding, Loevner Funds, Inc. (the “Fund”) sought approval via written consent from the shareholders of the Frontier Emerging Markets Portfolio (the “Portfolio”) to (i) amend the Portfolio’s fundamental investment limitation with respect to concentration of investments to permit the Portfolio to invest up to 35% of its assets in the securities of companies in any one  industry, if, at the time of investment, that industry represents 20% or more of the Portfolio’s benchmark index, currently the MSCI Frontier Markets Index and (ii) that if the Fund seeks the concurrence from the staff of the Division of Investment Management of the Securities and Exchange Commission (the “Staff”) to further modify the fundamental investment restriction with respect to the Fund’s concentration of investments, and the Staff concurs with the request, the fundamental investment restriction with respect to the Fund’s concentration of investments will be that the Fund may invest up to 50% of its total assets in the securities of companies in any one industry if, at the time of investment, that industry represents 20% or more of the Fund’s benchmark index, currently the MSCI Frontier Emerging Markets Index.

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Proposal 1

1,278,296.209 votes in favor
0 votes against
0 votes abstained

Proposal 2

1,278,296.209 votes in favor
0 votes against
0 votes abstained